UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2022
____________________
Exicure, Inc.
(Exact Name of Registrant as Specified in its Charter)
____________________

Delaware	001-39011	81-5333008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2430 N. Halsted St.
Chicago, IL	60614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 673-1700
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02    Termination of a Material Definitive Agreement

Termination of Ipsen Collaboration Agreement

As previously disclosed, on July 30, 2021, Exicure, Inc. (the “Company”) entered into a Collaboration, Option and License Agreement with (the “Ipsen Collaboration Agreement”) with Ipsen Biopharm Limited (the “Ipsen”), pursuant to which the Company granted to Ipsen exclusive access and options to license SNA-based therapeutics arising from two collaboration programs related to the treatment of Huntington’s disease and Angelman syndrome.

On December 12, 2022, the Company and Ipsen entered into a Mutual Termination Agreement (the “Ipsen Termination Agreement”), pursuant to which the parties mutually agreed to terminate the Ipsen Collaboration Agreement. Following such termination, the parties will jointly own R&D Term IP (as defined in the Ipsen Collaboration Agreement) and Patents Covering the R&D Term IP (as defined in the Ipsen Collaboration Agreement), with each party owning an equal, undivided interest in and to such R&D Term IP and patents.

Termination of AbbVie Collaboration Agreement

On November 13, 2019, the Company entered into a Collaboration, Option and License Agreement (the “AbbVie Collaboration Agreement”), with a wholly-owned subsidiary of Allergan plc, Allergan Pharmaceuticals International Limited (“Allergan”). On May 8, 2020, Allergan plc, including Allergan was acquired by AbbVie Inc. (“AbbVie”). Pursuant to the AbbVie Collaboration Agreement, the Company granted to AbbVie exclusive access and options to license SNA-based therapeutics arising from two collaboration programs related to the treatment of hair loss disorders.

On December 13, 2022, the Company and Allergan entered into a letter agreement (the “AbbVie Termination Agreement”), pursuant to which the parties mutually agreed to terminate the AbbVie Collaboration Agreement. Following such termination, the Company will transfer to Allergan all data, information, and reports made or generated by the Company in the course of performing activities under the Development Plan (as defined in the AbbVie Collaboration Agreement), and grant to Allergan all rights to transfer, publish, present, or otherwise publicly disclose any Collaboration Technology (as defined in the AbbVie Collaboration Agreement) and data made or generated by the Company in the course of performing activities under the Development Plan.

As a result of the respective terminations of the Ipsen Collaboration Agreement and the AbbVie Collaboration Agreement, the Company regains the ability to independently develop medicines targeting hair loss disorders, Angelman syndrome, and Huntington’s disease whilst Ipsen retains the right to re-enter into the collaboration with the Company in Huntington’s Disease and Angelman’s Syndrome.

The foregoing descriptions of the Ipsen Termination Agreement and the AbbVie Termination Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, hereto and incorporated by reference herein.

Item 8.01 Other Events.

On December 14, 2022, the Company issued a press release announcing the termination of the Ipsen Collaboration Agreement and the AbbVie Collaboration Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Mutual Termination Agreement, dated December 12, 2022, by and between Exicure, Inc. and Ipsen Biopharm Limited.
10.2	Letter Agreement, dated December 13, 2022, by and between Exicure, Inc. and Allergan Pharmaceuticals International Limited.
99.1	Press release dated December 14, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2022	EXICURE, INC.

	By:	/s/ Elias D. Papadimas
Elias D. Papadimas
Chief Financial Officer

Exhibit 10.1

Mutual Termination Agreement for Collaboration, Option and License Agreement (the “Collaboration Agreement”) between Exicure, Inc. (“Exicure”) and Ipsen Biopharm Limited (“Ipsen”)

THIS MUTUAL TERMINATION AGREEMENT (“Mutual Termination Agreement”) is made and entered into as of December 12th, 2022 (the “Termination Effective Date”)

between

EXICURE, INC., a corporation organized and existing under the laws of Delaware and having a principal place of business at 2430 N. Halsted Street, Chicago, IL 60614, United States
(“Exicure”),

and

IPSEN BIOPHARM LIMITED, a company organized under the laws of England, located at Ash Road, Wrexham Industrial Estate, Wrexham LL13 9UF, United Kingdom
(“Ipsen”).

Exicure and Ipsen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Exicure and Ipsen are parties to that certain COLLABORATION, OPTION AND LICENSE AGREEMENT (the “Agreement”) entered into as of July 30, 2021.

WHEREAS Exicure and Northwestern University, an Illinois not-for-profit corporation with a principal place of business at 633 Clark Street, Evanston, Illinois, 60208 (“NU”) are parties to that certain License Agreement, made with effect from May 27, 2014, and that certain Restated License Agreement, made August 15, 2015 and effective as of December 12, 2011, each as amended from time to time.

WHEREAS Exicure, Ipsen and NU are parties to that certain Side Agreement to “Northwestern Agreements” in Relation to Ipsen Sublicense dated July 31, 2021.

WHEREAS, none of the requirements for the exercise of the First Option and the Second Option (as defined in the Agreement) have been met and neither the First Option nor the Second Option has been exercised by Ipsen;

WHEREAS, Exicure and Ipsen have decided to mutually terminate the Agreement and to provide for certain additional terms to apply to their relationship after such termination.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Termination. The Agreement is hereby mutually terminated as of the Termination Effective Date.

2.Defined Terms. Capitalized terms used in this Mutual Termination Agreement that are not otherwise defined herein shall have the meanings set forth in the Agreement.

3.Rodent Target Engagement Milestone. Section 13.5(e) of the Agreement shall no longer apply, is hereby irrevocably waived by Exicure, and shall not survive termination of the Agreement. Accordingly, Ipsen will have no obligation to pay the Rodent Target Engagement Milestone for any program.

4.Right of Reactivation In the event that Exicure reaches the goal defined in the Rodent Target Engagement Milestone at any time after this Mutual Termination, Ipsen will have a right to re-enter the Collaboration and License Agreement with Exicure at the original terms. Ipsen may exercise the right within 180 days from receiving written notice from Exicure (accompanied by detailed descriptions and supporting evidence necessary and sufficient to Ipsen’s satisfaction in order to make an informed decision) that the goal has been achieved by providing written notice to Exicure.

5.Waiver of Exclusivity. Section 7.6 of the Agreement shall no longer apply, is irrevocably waived by each Party, and shall not survive termination of the Agreement.

6.R&D Term IP. Notwithstanding anything to the contrary in the Agreement, including Section 9.1(b) of the Agreement, the Parties shall jointly own R&D Term IP and Patents Covering the R&D Term IP, with each Party owning an equal, undivided interest in and to such R&D Term IP and Patents, and each Party shall have the right to Exploit such jointly-owned R&D Term IP and Patents without a duty of seeking consent from or accounting to the other Party. In the event that co-ownership is legally not available in a country, Exicure shall issue to Ipsen a nonexclusive, fully paid up and irrevocable license (with the full right to sub-license) to the applicable Patent.

7.Ipsen right to 25% of revenue Ipsen shall receive 25% of any revenue, meaning any cash or cash equivalent income (whether based on Net Sales, or as income from any partnering such as upfront payments, milestones , royalties etc) related to any or all of the the programs covered in the Collaboration Agreement (the “Ipsen share”) until the Ipsen Share reaches a threshold amount of $30 million USD (the “Threshold Amount”), and after the Threshold Amount has been reached, Ipsen shall continue to receive 10% of any such further revenue (the “Reduced Ipsen Share”).

8.JSC. The JSC shall be disbanded as of the Termination Effective Date.

9.NU Side Letter. Exicure will notify NU about the termination of the Agreement as soon as practicable after the Termination Effective Date.

10.Survival. Section 13.8 (Survival) of the Agreement will continue to apply as modified by the terms of this Mutual Termination, provided that Sections 7.3(b), 9.4, 9.5, 13.1, shall not survive the termination of the Agreement.

This Mutual Termination will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions. Notwithstanding any other provision in this Agreement, the Parties expressly reject the application of (a) the United Nations Convention on Contracts for the International Sale Of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, concluded at Vienna, Austria on April 11, 1980.

This Mutual Termination Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[SIGNATURE BLOCK TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement by their duly authorized representatives as of Termination Effective Date.

IPSEN BIOPHARM LTD.

By: /s/ Philippe Lopes-Fernandes
Name: Philippe Lopes Fernandes
Date: December 12, 2022

(Signature Page to Mutual Termination Agreement)

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement by their duly authorized representatives as of Termination Effective Date.

Exicure Inc.

By: /s/ Matthias Schroff
Name: Matthias Schroff
Title: CEO
Date: December 12, 2022

(Signature Page to Mutual Termination Agreement)

                    Exhibit 10.2

Allergan Pharmaceuticals International Limited Clonshaugh Business & Technology Park Dublin 17 D17 E400, Ireland www.allergan.com

December 5, 2022

Exicure, Inc. (via certified mail)
8045 Lamon Avenue, Suite 410
Skokie, IL 60077
Attn: CFO

Re:    The Collaboration, Option and License Agreement between Exicure, Inc. and Allergan Pharmaceuticals International Limited

To Whom It May Concern:

Reference is made to the Collaboration, Option and License Agreement (the “Agreement”) dated November 13, 2019, between Exicure, Inc. (“Exicure”) and Allergan Pharmaceuticals International Limited (“Allergan”). Unless otherwise specified, capitalized terms used in this letter agreement shall have the meanings ascribed to such terms in the Agreement.

Upon the countersignature of this letter agreement by Exicure, Allergan and Exicure hereby agree as follows:

1.Allergan has terminated the Agreement pursuant to Section 9.2, effective immediately.

2.Exicure, along with its affiliates and any surviving companies, hereby grants to Allergan all rights to any and all Collaboration Technology, including any Collaboration Know-How and Collaboration Patents.

3.Exicure shall transfer to Allergan all data, including electronic data, information, and reports made or generated by Exicure in the course of performing activities under the Development Plan.

4.Exicure grants to Allergan all rights to transfer, publish, present, or otherwise publicly disclose any Collaboration Technology and data made or generated by Exicure in the course of performing activities under the Development Plan.

5.As a consequence of the termination of the Agreement, Allergan’s right and option to obtain a sublicense to any Exicure Rights as defined in the Northwestern Side Agreement is hereby terminated. Allergan and Exicure acknowledge and agree that Allergan has not exercised its option to obtain a sublicense to any Exicure Rights and Exicure confirms that neither Exicure nor its Affiliates have ever transferred, shared, or disclosed to Allergan any Exicure Rights as defined therein. Allergan acknowledges and agrees that it was never a sublicensee of any Exicure Rights.

6.With respect to any Exicure Third Party Agreements, including but not limited to the Northwestern Agreements between Northwestern and Exicure, Exicure acknowledges that Section 6.17 of the Agreement survives termination of the Agreement pursuant to which Exicure shall remain solely responsible for all payments under any Exicure Third Party Agreements. Exicure further acknowledges that, among others, Section 11.1(f) of the Agreement survives termination of the Agreement and provides that, subject to the other provisions of Article 11, Exicure shall indemnify Allergan for any breach by Exicure or its Affiliates of any Exicure Third Party Agreements. Exicure shall be responsible for any and all remaining obligations arising from any Exicure Third Party Agreements, including but not limited to the Northwestern Agreements.

7.All other remaining rights and obligations under the Agreement are hereby terminated. In the event that those surviving provisions conflict with this letter, the terms of this letter shall control.

8.Each Party, on behalf of themselves, and their respective heirs, successors and assigns, hereby fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the other Party, as well as the other Parties’ respective officers, directors, shareholders, employees, successors, representatives, and agents with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to the Agreement. The Parties warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this letter agreement.

If Exicure agrees with the foregoing, please sign and return to the undersigned one copy of this letter agreement, which upon execution by all of the parties below shall constitute our agreement among all of the signatories to this letter agreement with respect to its subject matter. This letter agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same agreement. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by PDF will constitute an original signature for the purpose of this letter agreement.

[Signature Page Follows]

Sincerely,

ALLERGAN PHARMACEUTICALS INTERNATIONAL LIMITED

By: ____/s/ Mark Hildebrand _________________________

Name: ___Mark Hildebrand ________________________________

Title: ____Director________________________________

Date: ____December 1, 2022________________________________

Accepted and agreed:

EXICURE, INC.

By: _____/s/ Matthias Schroff _________________________________

Name: ____Matthias Schroff _______________________________

Title: _____CEO____________________________________________

Date: _____December 13, 2022_______________________________

Exhibit 99.1

Exicure, Inc. Announces Termination of AbbVie and Ipsen Collaboration Agreements

•Exicure and AbbVie have terminated their agreement relating to the development programs targeting hair loss disorders
•Exicure and Ipsen have terminated their agreement relating to the development programs targeting Angelman syndrome and Huntington’s disease

CHICAGO, IL. — December 14, 2022 — Exicure, Inc. (NASDAQ: XCUR) an early-stage biotechnology company historically focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets, today announced the termination of its collaboration agreements with AbbVie, Inc. (AbbVie) and Ipsen BioPharm Limited (Ipsen).

Through separate agreements with AbbVie and Ipsen, Exicure was collaboratively advancing specified discovery programs in hair loss disorders and rare neurodegenerative disorders, respectively.

As a result of this termination, Exicure regains the ability to independently develop medicines targeting hair loss disorders, Angelman syndrome, and Huntington’s disease – whilst Ipsen retains the right to re-enter into the collaboration with Exicure in Huntington’s Disease and Angelman’s Syndrome

“I want to thank both AbbVie and Ipsen for their support and partnership in these joint decisions. They were both tremendous companies to be associated with and extremely helpful and collaborative in developing and advancing the terminated discovery programs. In addition to these actions, Exicure is exploring strategic alternatives focused on maximizing stockholder value,” stated Matthias Schroff, Chief Executive Officer, Exicure.

About Exicure

Exicure, Inc. is an early-stage biotechnology company historically focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. The Company continues to actively pursue out-licensing opportunities for its clinical asset, cavrotolimod, as well as for its preclinical candidates, including the SCN9A program for neuropathic pain, and to pursue all strategic alternatives with the goal of maximizing stockholder value. For further information, see www.exicuretx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, without limitation, statements regarding the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission on November 14, 2022, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio